Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz Senior Executive Vice President & Chief Consumer Banking Officer 973-305-4005

Valley National Bancorp Announces the Retirement of
Gerald H. Lipkin and Appointment of Ira Robbins as CEO

WAYNE, N.J. –Thursday, November 2, 2017 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank (“Bank”) announces the retirement of Gerald H. Lipkin as Chief Executive Officer, effective December 31, 2017.  Ira Robbins has been selected by the Board of Directors to assume the position of Chief Executive Officer of both Valley and the Bank.  Mr. Robbins will also become a member of the Board of Valley National Bancorp.  Mr. Robbins will continue to serve as President and a Director of Valley National Bank.

Mr. Robbins joined Valley in 1996 as part of the Bank’s Management Associate Program and has held several key positions throughout the Bank over the past two decades.  Presently, Mr. Robbins is directly responsible for Credit Administration, Retail Banking, Technology, Human Resources, Treasury, Finance and serves on the Bank’s Credit Committee.  In addition, he has spent many years directly involved in strategic planning and merger and acquisitions.  As CEO he will be instrumental in further developing Valley’s strategic vision and direction, while promoting a culture that embraces corporate social responsibility.

Andrew B. Abramson, Valley’s Lead Director, stated “Ira has been a long time valuable member of Valley’s executive team and has played an important role in our recent success.  The Board and I enthusiastically welcome Ira in his new position and look forward to his leadership and new vision for Valley.”

Mr. Lipkin’s decision to retire will serve as the culmination of a remarkable 42 years of distinguished service to Valley and its shareholders.  During his tenure he served 29 years as Chairman, President & CEO.  Mr. Lipkin will remain with Valley as Chairman of the Board and will not be active in the daily management of Valley and the Bank.

Mr. Lipkin began his career at Valley in 1975 as a Senior Vice President after a successful career at the OCC.  He became CEO and Chairman of Valley in 1989. During his career Mr. Lipkin grew the Bank from a eight branch New Jersey community bank to a three-state regional commercial bank with approximately $23 billion in assets and over 200 branches.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

News Release

Mr. Abramson stated “On behalf of the Board of Directors, we extend our deep gratitude to Gerry for his distinguished service and immeasurable contributions to Valley over many years.  He has been a strong and valued leader as our CEO and we are grateful for the legacy of success established under his leadership.”

Mr. Lipkin stated “I am grateful to the Board of Directors and the shareholders of Valley for their confidence and support during my tenure as CEO of Valley.  For many years I have had the opportunity to work closely with Ira and he is one of the most talented individuals that I have had the opportunity to work with.  I have full confidence in his ability to run the Company.  I look forward to continuing with Valley as Chairman of the Board.”

Mr. Robbins stated “It has been an honor to work with Gerry over the past 20 years.  His counsel extends beyond traditional banking principles.  He has been a leader with the highest ethical standards who cared deeply about the employees during this tenure with Valley over the last 29 years.  As Valley’s incoming CEO, I’m eager to maintain the Bank’s strong community foundation, while working with our executive management team to enhance Valley’s performance and ensure long-term relevance in a constantly changing banking environment.”

About Valley
Valley National Bancorp (“Valley”) is a regional bank holding company headquartered in Wayne, New Jersey with approximately $23 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 200 branch locations throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn and Queens, Long Island, and Florida. Valley has recently received regulatory approval to acquire USAmeriBancorp, a $4.5 billion bank headquartered in Tampa Bay Florida with 15 branch locations in Alabama.  The closing remains subject to various closing conditions, including among others shareholder approval.  Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.

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1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com